UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Compellent Technologies, Inc.
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COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Compellent Technologies, Inc., a Delaware corporation. The meeting will be held on Tuesday, May 20, 2008 at 3:30 p.m. local time at Faegre & Benson, LLP, 2200 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402 for the following purposes:

1. To elect two directors nominated by the Board of Directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 7, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Lawrence E. Aszmann
Secretary

Eden Prairie, Minnesota
April 22, 2008

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2008

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Compellent Technologies, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 22, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 7, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 30,604,450 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 7, 2008, your shares were registered directly in your name with Compellent’s transfer agent, Wells Fargo Shareholder Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 7, 2008, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1, election of two directors until the 2011 Annual Meeting of Stockholders; and

•	Proposal 2, ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 19, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 19, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Compellent. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 7, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all two nominees for director and “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Compellent’s Secretary at Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2008, to Compellent’s Secretary at Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344. However, if Compellent’s 2009 Annual Meeting of Stockholders is not held between April 20, 2009 and June 19, 2009, then the deadline will be a reasonable time prior to the time Compellent begins to print and mail its proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2009 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Compellent’s Secretary, in writing, not later than the close of business on February 19, 2009. However, if Compellent’s 2009 Annual Meeting of Stockholders is not held between April 20, 2009 and June 19, 2009, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2009 Annual Meeting of Stockholders was mailed, or the 10th day following the date on which public disclosure of the date of the 2009 Annual Meeting of Stockholders was made, whichever occurs first. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes. With respect to proposals other than the election of directors, the inspector of elections will also count “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal other than the election of directors, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•	For Proposal 1 (the election of two directors), the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	For Proposal No. 2 (the ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008), Grant Thornton LLP must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. On the record date, there were 30,604,450 shares outstanding and entitled to vote. Thus, the holders of 15,302,226 shares must be present in person or represented by proxy at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Compellent’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified or such director’s earlier death, resignation or removal.

Our Board presently has six members. There are two directors in the class whose term of office expires in 2008, Mr. Soran and Mr. Wehrwein, each of whom is currently a director of Compellent. The Nominating and Corporate Governance Committee of the Board recommended to the Board that each of Mr. Soran and Mr. Wehrwein be nominated for election at the Annual Meeting. Mr. Soran was previously elected by the stockholders. Mr. Wehrwein, who was appointed to the Board in April 2007 to fill a vacancy on the Board, was originally recommended to serve on our Board by the chief executive officer of a non-affiliated publicly traded company. If elected at the Annual

Meeting, each of these nominees would serve until the 2011 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. We encourage our directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management team. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD.

Members of the Board of Directors

The following is information regarding each of the members of our Board as of the date of this proxy statement.

	Position
	with		Director	Expiration
Name	Compellent	Age	Since	of Term

Philip E. Soran	Chairman, President and Chief Executive Officer	51	March 2002	2008
Sven A. Wehrwein	Director	57	April 2007	2008
Neel Sarkar	Director	37	April 2005	2009
R. David Spreng	Director	46	December 2006	2009
Charles Beeler	Director	36	July 2002	2010
John P. Guider	Chief Operating Officer and Director	64	March 2002	2010

Nominees for Election for a Three-year Term Expiring at Our 2011 Annual Meeting

Philip E. Soran

Philip E. Soran has served as our President and Chief Executive Officer since co-founding Compellent in March 2002. From July 1995 to August 2001, Mr. Soran served as President and Chief Executive Officer of Xiotech Corporation, or Xiotech, a storage area networking company, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate Technology, or Seagate, a disk drive manufacturer, in January 2000. From October 1992 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. From 1982 to 1992, Mr. Soran also held a variety of management, sales, marketing and technical positions with IBM. Mr. Soran received a B.A. in Education from the University of Northern Colorado.

Sven A. Wehrwein

Sven A. Wehrwein has over 30 years of experience in accounting, finance and investment banking. Since 1999, Mr. Wehrwein has provided financial consulting services to emerging growth companies. Mr. Wehrwein previously served as Chief Financial Officer of Digi International Inc., a networking solutions company, and Instent, Inc., a medical device company. Mr. Wehrwein also serves on the board of directors of Image Sensing Systems, Inc., a video imaging company, Synovis Life Technologies, Inc., a medical device company, Uroplasty, Inc., a medical device company, and Vital Images, Inc., a visualization software company. Mr. Wehrwein received an M.S. in Management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant.

Directors Continuing in Office Until Our 2009 Annual Meeting

Neel Sarkar

Neel Sarkar has been with Centennial Ventures, a venture capital firm, since 2002 and has been a Managing Director since December 2005. Mr. Sarkar previously served as a Principal of Centennial Ventures from December 2003 to December 2005 and as an Associate from January 2002 to December 2003. From 2000 to 2002, Mr. Sarkar was with Dell, Inc., a computer company, where he most recently served as Director of Strategy and Business Development for the server and storage division. From 1998 to 2000, Mr. Sarkar was a consultant with McKinsey & Company, a management consulting company. From 1993 to 1998, he served in various operations, management, supply chain and information technology strategy positions with divisions of General Electric Co., a diversified industrial corporation, and Exelon Corporation, a power general services company. Mr. Sarkar received a B.S. in Electrical Engineering from M.I.T. and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

R.	David Spreng

R. David Spreng has been a Managing General Partner of Crescendo Ventures, a venture capital firm he founded since 1998. Mr. Spreng is active with the World Economic Forum and is a member of the board of directors of the National Venture Capital Association. Mr. Spreng received a B.S. in Accounting from the University of Minnesota.

Directors Continuing in Office Until Our 2010 Annual Meeting

Charles Beeler

Charles Beeler has been a General Partner of El Dorado Ventures, a venture capital firm since 1999. Prior to 1999, Mr. Beeler was an Investment Manager with Piper Jaffray Ventures Technology Funds, a venture investing arm of Piper Jaffray & Co., a financial services company. Mr. Beeler received a B.A. in Economics from Colby College and an M.B.A. in entrepreneurial studies from the Wharton School.

John P. Guider

John P. Guider has served as Compellent’s Chief Operating Officer since co-founding Compellent in March 2002. From July 1995 to August 2001, Mr. Guider served as Chief Operating Officer of Xiotech, which Mr. Guider co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From 1987 to 1995, Mr. Guider served as Chief Technology Officer and Senior Vice President of Product Development of Tricord Systems, a high performance server company, which Mr. Guider co-founded in 1987. From December 1982 to January 1987, Mr. Guider served as Director of Hardware Development at Star Technologies, a scientific computer company, and held various management and technical positions with Sperry Corporation, a mainframe systems company. Mr. Guider received a B.S. in Electrical Engineering from the University of Minnesota.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the December 31, 2002 audit. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. For additional information regarding the Audit Committee and its activities with Grant Thornton LLP, see “Information Regarding Our Board of Directors and Corporate Governance” and “Report of the Audit Committee of the Board of Directors.”

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Compellent and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2007 and 2006, by Grant Thornton LLP, our independent registered public accounting firm.

	Year Ended
	December 31,	December 31,
	2007	2006

Audit Fees(1)	$603,934	$24,840
Audit-related Fees(2)	—	—
Tax Fees(3)	32,130	66,648
All Other Fees(4)	—	—

Total Fees	$636,064	$91,488

(1)	Audit Fees. Consists of fees billed for professional services rendered for the audit of our year end financial statements and a review of the interim financial statements included in our quarterly reports, registration statements on Forms S-1 and S-8 and consents and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. There were no audit-related fees billed to us for services rendered during 2007 and 2006.

(3)	Tax Fees. These services included federal and state tax compliance, tax planning and tax advice during 2007 and 2006.

(4)	All Other Fees. Grant Thornton LLP did not provide any such products or services to us during 2007 and 2006.

In 2007, all fees described above incurred following our initial public offering were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally requires Audit Committee pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may also be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. Our management has limited authority to engage Grant Thornton LLP to perform limited services without Audit Committee pre-approval.

The Audit Committee has determined that the rendering of services other than audit services by Grant Thornton LLP is compatible with maintaining their independence.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under The New York Stock Exchange Arca, or NYSE Arca, listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE Arca, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Compellent, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NYSE Arca listing standards: Messrs. Beeler, Sarkar, Spreng and Wehrwein. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Compellent. Mr. Guider, our Chief Operating Officer, and Mr. Soran, our President and Chief Executive Officer, are not independent directors by virtue of their employment with us.

Meetings of the Board of Directors

The Board of Directors met eight times during 2007. During 2007, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NYSE Arca listing standards, in 2007, our non-management directors met in an executive session at which only non-management directors were present.

Information Regarding Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2007 for each of the Board committees:

Nominating and
Corporate
Name	Audit(1)		Compensation(1)		Governance(1)

Charles Beeler			X	*	X
Neel Sarkar	X				X	*
R. David Spreng	X		X		X
Sven A. Wehrwein(2)	X	*	X

Total meetings in 2007	4		2		1

*	Committee Chairperson

(1)	In connection with our initial public offering of common stock, in August 2007, we reconstituted our Audit Committee and Compensation Committee and formed our Nominating and Corporate Governance Committee. Prior to such event, in 2007, Messrs. Sarkar and Wehrwein served on our Audit Committee with Andrew Healey, who served on our Board and the Audit Committee until he resigned in July 2007, and Messrs. Beeler, Sarkar and Spreng served on our Compensation Committee. Robert F. Olson was appointed to our Board and our Compensation Committee in July 2007. Mr. Olson resigned from both the Board and the Compensation Committee in August 2007, as it was determined that Mr. Olson was not independent within the applicable listing standards of NYSE Arca.

(2)	Mr. Wehrwein was appointed to our Board in April 2007.

Below is a description of each committee of the Board. The Board has determined that, except as specifically described below with regard to Mr. Spreng, each member of each committee meets the applicable NYSE Arca rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Compellent. The Audit, Compensation and Nominating and Corporate Governance Committees each have the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Each of our Committees has adopted a written charter that is available to stockholders on our website at www.compellent.com, under the “Investors — Corporate Governance” tab. The contents of our website are not part of this proxy statement.

Audit Committee

Our Audit Committee was established by the Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	evaluating the performance of the independent registered public accounting firm (taking into account, where appropriate, the views of management), assessing their independence and qualifications and determining and approving engagements of the independent registered public accounting firm;

•	determining whether to retain or to terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm for the following year;

•	determining and approving engagements of the independent registered public accounting firm, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws or rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services;

•	monitoring the rotation of the partners of the independent registered public accounting firm on our audit engagement team as required by applicable laws and rules;

•	conferring with management and the independent registered public accounting firm, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints received by Compellent regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing, upon completion of the audit, the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission, or the SEC, the quarterly financial statements and our disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports.

Our Board reviews the NYSE Arca listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined by NYSE Arca listing standards). Our Board has determined that Mr. Spreng does not meet the SEC requirements for independence under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Audit Committee due to his affiliation with Crescendo Ventures, and therefore, is only permitted to serve on the Audit Committee until October 8, 2008. Our Board has also determined that Mr. Wehrwein qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wehrwein’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies and his status as a certified public accountant. In addition to our Audit Committee, Mr. Wehrwein also serves on the Audit Committees of Image Sensing Systems, Inc., Synovis Life Technologies, Inc., Uroplasty, Inc. and Vital Images, Inc., each of which are publicly traded companies. Our Board has determined that this simultaneous service does not impair Mr. Wehrwein’s ability to effectively serve on our Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management of Compellent and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Compellent’s Annual Report in Form 10-K for the year ended December 31, 2007.

Mr. Sven A. Wehrwein (Chair)
Mr. Neel Sarkar
Mr. R. David Spreng

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Compensation Committee

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers;

•	evaluating and approving the compensation plans and programs advisable for Compellent, as well as evaluating and approving the modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers;

•	evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to Compellent and otherwise furthering the Committee’s policies; and

•	reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

All the members of our Compensation Committee are independent (as independence is currently defined in NYSE Arca listing standards).

Compensation Committee Interlocks and Insider Participation

From January 2007 through July 2007, our Compensation Committee consisted of three directors: Messrs. Beeler, Sarkar and Spreng. From July 2007 through August 2007, our Compensation Committee consisted of four directors: Messrs. Beeler, Olson, Sarkar and Spreng. Mr. Olson was appointed to Compellent’s Board of Directors and Compensation Committee in July 2007; however, Mr. Olson resigned from such positions in August 2007, as it was determined that Mr. Olson was not independent within the applicable listing standards of NYSE Arca. From

August 2007 through December 2007, our Compensation Committee consisted of three directors: Messrs. Beeler, Spreng and Wehrwein. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Compellent’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors of Compellent (consistent with criteria approved by our Board);

•	reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of our Board;

•	assessing the performance of management and our Board; and

•	developing a set of corporate governance principles for Compellent.

All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in the NYSE Arca listing standards).

Board Member Qualifications

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Compellent, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Compellent and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Compellent, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Compellent during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE Arca purposes, which determination is based upon applicable NYSE Arca listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With Our Board Of Directors

Compellent’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Compellent Technologies, Inc. at 7625 Smetana Lane, Eden Prairie, Minnesota 55344. These communications will be reviewed by the Chair of the Audit Committee, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by the Board, including a majority of our independent directors.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to our chief executive officer, chief financial officer, principal accounting officer, controller and persons performing similar functions) is available on our website at www.compellent.com, under the “Investors — Corporate Governance” tab. The contents of our website are not part of this proxy statement. If we make any amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at the address and the location specified above.

Corporate Governance Guidelines

In 2007, our Board adopted Corporate Governance Guidelines to assure that the Board and its Committees will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees. The Corporate Governance Guidelines may be viewed at www.compellent.com, under the “Investors — Corporate Governance” tab. The contents of our website are not part of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Compellent. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

Director Compensation

2007 Director Compensation

In 2007, our non-employee directors did not receive any cash compensation for their services as members of our Board or any committee of the Board. Our non-employee directors were reimbursed for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board or committee meetings. As of December 31, 2007, none of our non-employee directors held any stock options in Compellent. Our employee directors did not receive any compensation in 2007 for their service on our Board.

Mr. Wehrwein was appointed to our Board in April 2007. In connection with Mr. Wehrwein’s appointment, he received a fully vested stock award of 6,000 shares of our common stock. In July 2007, Mr. Olson was appointed to our Board. In August 2007, Mr. Olson resigned from our Board after it was determined that he was not independent within the applicable listing standards of NYSE Arca. In connection with Mr. Olson’s appointment to the Board, he received a fully vested stock award of 4,000 shares of our common stock, which he agreed to rescind in connection with his resignation from our Board.

2007 Director Compensation Table

The following table shows for the year ended December 31, 2007 certain information with respect to the compensation of our non-employee directors:

Stock
	Awards		Total
Name	($)		($)

Charles Beeler	—		—
Robert F. Olson	—		—
Neel Sarkar	—		—
R. David Spreng	—		—
Sven A. Wehrwein	$28,680	(1)	$28,680

(1)	The dollar amount represents the compensation cost for 2007 for the stock award granted to Mr. Wehrwein in connection with his appointment to our Board. This amount has been calculated in accordance with FASB Statement No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R, using a Black-Scholes pricing model. This amount reflects our accounting expense for the award and does not correspond to the actual economic value that may be recognized by Mr. Wehrwein. The grant date fair value of this award is $28,680, as determined by our Board in good faith. As of December 31, 2007, Mr. Wehrwein held 6,000 shares of our common stock, pursuant to the stock award described above.

2008 Compensation of Directors

In February 2008, our Board approved the following annual compensation arrangement for our non-employee directors, effective as of January 1, 2008, for such period of time as a non-employee director continues to serve in such capacity during the applicable calendar year:

•	The non-employee members of the Board shall receive annual cash compensation in the amount of $20,000 per year.

•	The Chairperson of the Audit Committee shall receive annual cash compensation in the amount of $22,000 per year. Each non-chairperson member of the Audit Committee shall receive annual cash compensation in the amount of $5,000 per year.

•	The Chairperson of the Compensation Committee shall receive annual cash compensation in the amount of $10,000 per year. Each non-chairperson member of the Compensation Committee shall receive annual cash compensation in the amount of $3,000 per year.

•	The Chairperson of the Nominating and Corporate Governance Committee shall receive annual cash compensation in the amount of $4,000 per year. Each non-chairperson member of the Compensation Committee shall receive annual cash compensation in the amount of $1,500 per year.

•	The non-employee directors shall also be eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

All sums referenced above shall be payable on a pro rata basis each quarter.

In February 2008, our Board also approved a stock option grant for each non-employee director to purchase 60,260 shares of our common stock. The shares subject to this stock option vest 1/36th per month over a three year period. Vesting is contingent upon the non-employee director’s continued service. If a non-employee director’s service terminates immediately prior to or within 12 months following a specified change-in-control transaction, the non-employee director may exercise the stock option for a period of 12 months following the effective date of such a transaction. The stock option term may also be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its original term. If a non-employee director is required to resign his position as a condition of a change-in-control transaction or is removed as a director in connection with a change-in-control transaction, the unvested portion of the stock option shall vest in full. In the event of certain significant corporate transactions, if the surviving or acquiring entity or its parent elects not to assume, continue or substitute such stock options, then such stock options shall accelerate in full prior to the effective time of such corporate transaction and such stock options shall terminate if not exercised at or prior to the effective time of the corporate transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our President and Chief Executive Officer, our Chief Financial Officer, and our three other executive officers who were the most highly compensated executive officers of Compellent Technologies, Inc., or the Named Executive Officers, as of December 31, 2007. These individuals are:

•	Philip E. Soran, Chairman, President and Chief Executive Officer;

•	John R. Judd, Chief Financial Officer;

•	John P. Guider, Chief Operating Officer;

•	Lawrence E. Aszmann, Chief Technology Officer and Secretary; and

•	Dennis R. Johnson, Executive Vice President.

In this Compensation Discussion and Analysis, Compellent Technologies, Inc, is referred to as “our,” “us,” “we,” or “the Company.”

Our Compensation Philosophy

Our executive compensation program is shaped by the competitive market for executives in the network storage industry and at other public and private technology companies. We believe that our executives’ compensation should be competitive with the organizations with which we compete for talent. Consequently, we have designed our executive compensation program to achieve the following objectives:

•	to attract and engage highly-qualified, experienced and dedicated executives to manage and operate all aspects of our business in an industry characterized by fierce competitiveness, rapid growth, and a challenging and dynamic business environment;

•	to motivate and reward these executives fairly;

•	to retain those executives who continue to meet our high expectations and support the achievement of our business objectives;

•	to be affordable within the parameters of our annual operating plan; and

•	to be fairly and equitably administered.

Consistent with this philosophy, we primarily used base salary and performance-based compensation to reward our Named Executive Officers for helping us achieve our financial performance objectives and overall corporate strategic objectives during 2007.

How We Determine Compensation

The Competitive Marketplace

The market for experienced executives is highly competitive in the network storage industry. Since the inception of Compellent in 2002, we have sought to recruit the most highly-qualified, experienced, and dedicated executives to manage our business. In doing so, we have drawn upon a talent pool that is highly sought after by both large, established technology companies in our geographic area and by other companies in the network storage industry that are in developmental or early stage phases. The competition for executives with the requisite management, research and development and technical skills in the network storage industry is fierce across our sector and we expect it to remain high for the foreseeable future.

In this environment, we have tended to emphasize cash, rather than equity, compensation in our executives’ compensation packages. Accordingly, we have sought to match market cash compensation levels and satisfy the day-to-day financial requirements of our executives through competitive base salaries and annual incentive compensation opportunities. Consistent with this approach, in 2007, we targeted our executives’ compensation generally at the market median for total cash compensation, including base salary and incentive compensation opportunities.

Historically, we have not benchmarked the targeted or actual compensation of our executives against the compensation of executives at other companies or used tally sheets. Instead, the Committee gathered publicly-available compensation data from other companies in the network storage industry or from similarly-sized technology companies, but did not designate a specific peer group for establishing compensation comparisons. In targeting the market median, we use publicly-available compensation data that matches our executives’ positions at network storage and other similarly-sized technology companies from which we are most likely to recruit key executives to assess the competitive environment. We also factor in the compensation practices in our specific geographical area to ensure that our executives’ compensation, both in terms of targeted total cash compensation, as well as the mix and amounts of individual compensation elements, is competitive within our industry.

Compensation Committee

The Compensation Committee of our Board of Directors, or the Committee, oversees and administers our executive compensation program and approves executive compensation decisions. During 2007, the Committee took the following actions to ensure that our executive compensation program was consistent with our compensation philosophy:

•	evaluated our compensation practices and assisted in developing and formalizing our executive compensation program and philosophy in advance of our initial public offering of shares of our common stock;

•	established a practice, in accordance with the applicable listing standards of NYSE Arca, of prospectively reviewing the performance and determining the compensation earned, paid, or awarded to our President and Chief Executive Officer independent of input from him;

•	established a practice, in accordance with the applicable listing standards of NYSE Arca, to review on an annual basis the performance of our other executives with assistance from our President and Chief Executive Officer and determine the appropriate total compensation for each of them; and

•	established a policy to specify grant dates for both new hire and annual retention equity awards as a public reporting company.

Ongoing Compensation Decisions

Each year, the Committee conducts an annual review of the aggregate level of our executives’ compensation, as well as the mix of compensation elements. The Committee has not adopted any formal guidelines for allocating total compensation between cash and equity components. Instead, in determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our annual and long-term objectives, the Committee relies on its judgment about each executive rather than adopting a formulaic approach to compensatory decisions it believes is too narrowly responsive to short-term changes in business performance. The Committee also does not use a fixed weighting system between compensation elements for each executive, but rather assesses each executive’s overall contribution to the business, the scope of his responsibilities and his historical performance to determine the executive’s annual compensation. Historically, and during 2007, the Committee has taken into account input from other independent members of our Board of Directors based on their general experience with companies in their investment portfolio.

The Committee also works with our President and Chief Executive Officer to ensure that our executives are compensated in accordance with our compensation philosophy. Typically, the Committee meets following the end of the fiscal year to evaluate the performance of each of our executives (including our President and Chief Executive Officer), to discuss the President and Chief Executive Officer’s recommendations (except with respect to his compensation), and then to make its preliminary decisions, in its sole discretion, relying principally on industry data (as described above) as well as on its members’ own experience as investors and directors of similarly-situated network storage and other technology companies. After the Committee has finalized its decisions, they review and approve all of our compensation policies, including the base salaries, annual incentive compensation awards, and equity compensation awards for our executives.

During 2007, our President and Chief Executive Officer proposed base salary adjustments and target annual incentive compensation payments (except with respect to his own compensation) to the Committee for its consideration for the Named Executive Officers other than himself. He also played a key role in establishing the performance targets under our annual incentive plan.

Compensation Consultant

Prior to December 2007, the Committee had not engaged an executive compensation consultant to assist it in developing our compensation policies or in making compensation decisions. In December 2007, the Committee retained Compensia, Inc., a national executive compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the Committee in developing appropriate incentive plans for our executives for 2008, to provide the Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Other than the work they perform for the Committee, Compensia has provided no other consulting services to Compellent.

Compensation Elements

For 2007, the compensation of our executives, including the Named Executive Officers, consisted of the following elements:

Base Salary

The base salaries of our Named Executive Officers are established based on the scope of their responsibilities, historical performance, and individual experience. Base salaries are reviewed annually, and adjusted each year as the Committee deems necessary and appropriate. Generally, salary adjustments are effective on January 1st of each year. We have not and do not intend to apply specific formulas to determine base salary adjustments.

In establishing the 2007 base salaries of our Named Executive Officers, the Committee took into consideration several factors, including each Named Executive Officer’s seniority, position and functional role, and scope of responsibility, as well as general economic conditions. Ultimately, the Committee decided that, where base salary increases were warranted, it would limit such increases for our Named Executive Officers to an amount intended to offset inflation, which increases were in line with those given to our employees generally. As a result, the Committee took the following actions with respect to our Named Executive Officers:

	2006	2007
	Annual	Annual	Percentage
	Salary	Salary	Increase
Named Executive Officer	($)	($)	(%)

Philip E. Soran	$275,000	$290,000	5%
John R. Judd	180,000	189,000	5
John P. Guider	250,000	265,000	6
Lawrence E. Aszmann	220,000	230,000	4
Dennis R. Johnson	200,000	200,000	—

The Committee determined that the 2006 base salary of Mr. Johnson, our Executive Vice President, was sufficient, given his role and responsibilities and to achieve our retention goals, so it was kept constant for 2007.

Annual Incentive Compensation

The Committee has the authority to make cash incentive awards to our Named Executive Officers to reward the achievement of annual performance objectives. Typically, these awards are intended to compensate our Named Executive Officers for achieving financial objectives based on corporate revenue targets and other value- creating corporate objectives with a time horizon of one year or less. Generally, awards have been historically paid on a quarterly basis with respect to the achievement of the financial objectives and in the first quarter of each fiscal year for the prior fiscal year’s performance with respect to the corporate objectives.

2007 Management Incentive Plan

In December 2006, the Committee, upon the recommendation of our President and Chief Executive Officer (except with respect to his own compensation), established individual target annual incentive compensation award opportunities for each of our Named Executive Officers under our 2007 Management Incentive Plan, or the 2007 Incentive Plan. These target award opportunities were determined based on a variety of factors, including the position and functional role, scope of responsibilities, and total compensation of each Named Executive Officer, and ranged from 20% to 50% of the respective Named Executive Officer’s annual base salary. The target award opportunities were weighted between financial and corporate objectives based on each Named Executive Officer’s anticipated contribution to our performance in 2007. The threshold award that a Named Executive Officer could receive was 2% of his target annual incentive compensation award opportunity associated with the achievement of the financial objectives. To provide a way for the Committee to recognize a truly exceptional individual contribution, there was no defined maximum payment for either portion of the annual incentive compensation award.

For 2007, the target annual incentive compensation award opportunities and weightings for our Named Executive Officers were as follows:

			Target
	Financial	Corporate	Cash
	Objectives	Objective	Payment
Named Executive Officer	(%)	(%)	($)

Philip E. Soran	71%	29%	$85,000
John R. Judd	78	22	45,000
John P. Guider	71	29	70,000
Lawrence E. Aszmann	78	22	45,000
Dennis R. Johnson	50	50	100,000

Further, the Committee, upon the recommendation of our President and Chief Executive Officer, selected corporate revenue as the financial objective under the 2007 Incentive Plan. For 2007, this metric was predicated on Compellent meeting the corporate revenue target contained in our annual operating plan.

The Committee views the annual incentive compensation awards as a reward for exceptional performance. Accordingly, the Committee generally sets the target performance level for the financial objective at a level that would only be achieved if Compellent continued to substantially improve on its past levels of performance, and if our executives perform at very high levels. As a result, we believe the target financial objective will be difficult to reach but is attainable with significant effort. In 2006 (the first year in which we had a similar type of plan in place), the financial objective was exceeded, which was a bookings number, and our Named Executive Officers were paid between 110% to 120% of their target amount. Since our actual financial performance in any given fiscal year is dependent on a variety of conditions and factors, including our size and operating history relative to our competitors, the fierce competitive environment for customers, and the overall financial climate in the United States, the Committee believed that meeting our corporate revenue target for the year would present a significant challenge for our executives. The Committee further believed that the financial objective under the 2007 Incentive Plan would be difficult to achieve as it represented a significant increase over our actual 2006 performance and required a high level of execution and performance by our Named Executive Officers in order to receive the full target incentive compensation award.

Financial Objectives

Under the 2007 Incentive Plan, our Named Executive Officers were to be paid 2% of their target annual incentive compensation award opportunity for every $5 million in revenue up to $25 million in revenue, with additional tiered payments based on revenue in excess of $25 million. For 2007, we recognized revenue of $51.2 million and, as a result, our Named Executive Officers earned the following amounts, which represented approximately 70% of the target award opportunity, under the financial objectives portion of the 2007 Incentive Plan:

Cash
Incentive
Named Executive Officer	Payment ($)

Philip E. Soran	$42,480
John R. Judd	24,780
John P. Guider	35,400
Lawrence E. Aszmann	24,780
Dennis R. Johnson	35,400

Corporate Objectives

In February 2008, the Committee evaluated our Named Executive Officers’ performance to make its decisions about the remainder of the annual incentive compensation awards payable under the 2007 Incentive Plan. These awards were based on a thorough review of Company performance, as well as consideration of the Named Executive Officers’ performance against the following corporate objectives:

•	achievement of improved gross margins and enhanced product mix;

•	delivery of product releases to the market on time with high quality;

•	achievement of other business objectives, including hiring goals, implementation of systems infrastructure, expense management, and high customer satisfaction;

•	efficiency of cash usage; and

•	successful capital raising efforts.

While, generally, the Committee considered the Named Executive Officers (other than Mr. Johnson, as described below) as a group on the basis of their performance against these objectives, under the 2007 Incentive Plan it also had the discretion to consider and weigh each executive’s individual contribution to the achievement of the objectives and to increase or decrease the portion of the executive’s award based on this assessment. The Committee exercised this discretion with respect to the 2007 Incentive Plan, in recognition of the contribution of each Named Executive Officer to our successful initial public offering in October 2007 and other significant events throughout 2007 by compensating each Named Executive Officer at a range between approximately 140% and

400% of their target award opportunity for the achievement of the corporate objectives under the 2007 Incentive Plan, with actual award amounts ranging between $27,000 and $93,000.

The Committee determined that our executives had significantly exceeded the corporate objectives under the 2007 Incentive Plan, based in part on the following:

•	improved our gross margins by 3% from 46% in 2006 to 49% in 2007;

•	delivered multiple new software and hardware features throughout 2007, including the NAS offering, server instant replay, enterprise manager enhancements, thin import, fast track and Series 30 controllers;

•	hired 82 additional people in 2007;

•	improved cash flow from operations; and

•	raised net proceeds of $84.6 million in our initial public offering.

As a result, our Named Executive Officers were paid the following amounts under the corporate objectives portion of the 2007 Incentive Plan:

Cash
Incentive
Payment
Named Executive Officer	($)(1)

Philip E. Soran	$92,520
John R. Judd	40,220
John P. Guider	49,600
Lawrence E. Aszmann	27,720

(1)	For purposes of the “Summary Compensation Table” the portion of each Named Executive Officers’ cash incentive payment attributable to the corporate objectives portion of the 2007 Incentive Plan in excess of the target amount is characterized as a bonus.

The corporate objectives under the 2007 Incentive Plan of Mr. Johnson, our Executive Vice President, were to secure certain strategic customers at specified revenue amounts, which amounts were subject to modification by the Committee during 2007. Mr. Johnson’s annual incentive compensation award for securing the designated strategic customers in 2007 was $69,600. The Committee elected to pay Mr. Johnson in excess of the amount earned by Mr. Johnson under the 2007 Incentive Plan based on the long-term strategic value of the accounts that Mr. Johnson brought in to Compellent in 2007.

Under the 2007 Incentive Plan, the Committee retained the discretion to increase, reduce, or eliminate annual incentive compensation awards or make awards even if the financial or corporate objectives are not achieved. As described above, the Committee exercised this discretion with respect to the 2007 Incentive Plan to increase the amounts payable for the achievement of the corporate objectives portion of the plan for each of our Named Executive Officers.

Discretionary Bonuses

The Committee has the authority to award discretionary bonuses to our Named Executive Officers from time to time.

Except as follows, the Committee did not award any discretionary bonuses to any of the Named Executive Officers in 2007. In March 2007, the Committee awarded discretionary cash bonuses to Mr. Judd, our Chief Financial Officer, and Mr. Johnson, our Executive Vice President, of $17,100 and $3,800, respectively, to offset the tax liability incurred by each of them with respect to holding exercised stock from June 2006 to March 2007. These bonuses were paid for retention purposes.

Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our Named Executive Officers through the use of equity-based awards. Our equity compensation plans have been established to provide our employees, including our Named Executive Officers, with incentives to help align their interests with the interests of our stockholders. The Committee believes that the use of equity and equity-based awards offers the best approach to achieving our overall compensation goals. Throughout our history, the Committee has used stock options as its sole long-term equity incentive award.

Typically, the Committee makes decisions with respect to the grant of stock options to our Named Executive Officers, taking into consideration the recommendations of our President and Chief Executive Officer (except with respect to his own compensation). The size of these option awards reflects past individual and Company performance, expected future contribution, the retention value of unvested stock and stock options held by each Named Executive Officer, and the estimated value of the awards compared with equity awards offered to executives in similar positions by companies within and outside our industry.

In 2007 and prior to the adoption of our Equity Awards Policy described below, stock options granted to our employees, including the Named Executive Officers, in 2007 were granted with an exercise price that was not less than the fair market value of the shares of our common stock as determined in good faith by our Board on the date of grant. In the absence of a public trading market for our common stock, our Board determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors, including our revenue growth, results of operations, financial status and market conditions.

In March and April 2007, we repurchased certain shares held by Messrs. Judd and Johnson, respectively, and granted them certain stock options and committed to pay each of them a related bonus as described under “Certain Relationships and Related Party Transactions” in this proxy statement. We entered into these transactions in an attempt to help Messrs. Johnson and Judd mitigate unintended negative tax consequences that arose when they exercised stock options before the underlying shares vested.

On May 30, 2007, the Committee granted Mr. Judd, Chief Financial Officer, a stock option to purchase 20,000 shares of our common stock with an exercise price of $9.68 per share, in recognition of the performance of his duties and responsibilities as our Chief Financial Officer.

Messrs. Soran, Guider and Aszmann did not receive any stock option grants in 2007.

We have not adopted stock ownership guidelines, and, other than for our co-founders, our equity compensation plans have provided the primary means for our Named Executive Officers to acquire equity or equity-based interests in Compellent.

Equity Award Practices

In November 2007, the Committee adopted an equity awards policy, or Equity Awards Policy, that requires us to grant equity awards in accordance with certain guidelines. In accordance with this policy, the exercise price for all equity awards will be the “Fair Market Value” of our common stock as determined in accordance with the terms of our 2007 Equity Incentive Plan, which is the closing market price for our common stock as reported on the NYSE Arca on the grant date.

New Hire Grants

Pursuant to the Equity Awards Policy, the Committee has delegated to either Mr. Soran, our President and Chief Executive Officer, or Mr. Guider, our Chief Operating Officer, the authority to grant stock options to new hires who are not persons subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or the Excluded Persons. These options must be granted on the date on which each such employee commences employment with us, regardless of whether a blackout period under our insider trading policy is in effect. New hire grants to Excluded Persons must be approved by the Committee at a meeting of the Committee or through action by unanimous written consent and may only be made when a blackout period under our insider trading policy is in effect. No employee may be granted an equity award with a grant date prior to date that such person commenced employment with us.

Annual Grants

Pursuant to the Equity Awards Policy, annual equity awards must generally be approved by the Committee at a regular meeting of the Committee. Such annual equity awards will be granted on the third business day following the public release of our prior fiscal year financial results, which generally occurs in the first week of February of each year, regardless of whether a blackout period under our insider trading policy is in effect.

We have not repriced outstanding stock options, nor have we replaced options where our stock price has declined following the grant date.

Other Compensation and Benefits

Welfare Benefits

We provide a number of benefit programs to meet the health care and welfare needs of our employees and their families, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, medical and dependent care flexible spending accounts, and group life insurance, as well as customary vacation, paid holiday, leave of absence, and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

Perquisites

We provide Messrs. Soran, Aszmann, and Guider, our co-founders, with an annual allowance of $1,000 for a medical physical examination. In 2007, none of these Named Executive Officers used this allowance. The Committee has not found it necessary for the attraction or retention of our Named Executive Officers to provide them with perquisites or other personal benefits except as described in the preceding sentence. In the future, the Committee, in its discretion, may revise, amend, or add to any Named Executive Officer’s perquisites and other personal benefits as it deems advisable.

Retirement Benefits

Other than the tax-qualified Section 401(k) plan described below, we do not currently maintain, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans for our Named Executive Officers.

Employee Stock Purchase Plan

In conjunction with the initial public offering of shares of our common stock, we implemented a tax-qualified Section 423 employee stock purchase plan for our employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees.

Section 401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our Named Executive Officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, or Code. The plan provides that each participant may contribute up to the statutory limit, which was $15,500 for calendar year 2007. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. The plan permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2007, we did not make any discretionary or matching contributions to the 401(k) plan on behalf of our Named Executive Officers.

Employment Agreements

In connection with the founding of Compellent in 2002, Mr. Soran, our President and Chief Executive Officer, Mr. Guider, our Chief Operating Officer, and Mr. Aszmann, our Chief Technology Officer, executed employment agreements setting out the material terms of their employment with Compellent. These agreements were modified and restated in August 2007. In addition, in August 2007, we entered into an employment agreement with Mr. Johnson, our Executive Vice President. Generally, these agreements provide that these executives are “at will” employees and that, for a period of six months following their termination of employment (12 months in the case of Mr. Johnson), they will be subject to certain restrictions on competition with Compellent and on the solicitation of our employees, customers, and clients. These agreements also provide these executives with certain severance benefits, as described below. We mutually agreed with Mr. Johnson to terminate the severance arrangements under our employment agreement with him in February 2008, when he informed us that he intended to retire in June 2008. The other provisions of his agreement relating to restrictions on competition and the solicitation of employees remain in full force and effect.

Other than these arrangements, we do not have employment agreements with our Named Executive Officers. The material terms of the employment agreements with our Named Executive Officers are described below under “Executive Compensation — Employment Agreements” below.

Severance Arrangements

Our co-founders, Messrs. Soran, Guider and Aszmann are entitled to a lump sum payment equal to six months of base salary and payments for six months of continued health insurance coverage, subject to the Named Executive Officer’s execution of a binding release of claims, if his employment with us is terminated. The material terms of these arrangements are described under “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” below.

The Committee believes that these payments and benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. The Committee approved these arrangements in light of its member’s experience with executive employment terminations. In setting the terms of and determining whether to approve such arrangements, the Committee recognized that executives often face challenges securing new employment following termination of employment. The severance payments and benefits are composed of cash payments and continued health care coverage for a limited period of time. The cash payments and benefits coverage correspond to the period of time that the Committee believes it would take the affected Named Executive Officer to obtain employment following their separation from Compellent.

The Committee has engaged Compensia to assess our compensation practices with regard to severance and may adopt new agreements for our Named Executive Officers relating to severance in the future.

Change-in-Control Arrangements

In the event of a change-in-control of Compellent, under the terms of their individual equity award agreements pursuant to our 2002 Stock Option Plan, the vesting of such equity awards for the Named Executive Officers then providing service for us, will be accelerated such that 75% of the aggregate number of shares subject to the equity award will immediately vest, if not previously vested in full. These provisions are provided to motivate our Named Executive Officers to act in the best interests of our stockholders when negotiating a corporate transaction by removing the distraction of post-change-in-control uncertainties faced by our Named Executive Officers with regard to their continued compensation.

Under our 2007 Equity Incentive Plan, all employees, including our Named Executive Officers, may also be entitled to accelerated vesting of a portion of their outstanding stock awards upon a change-in-control of Compellent in the event their stock awards are not assumed by the acquiror. In the event of a corporate transaction or a change-in-control, outstanding stock awards under our 2007 Equity Incentive Plan may be assumed, continued, or substituted for by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a), in the case of any stock awards that are held by individuals performing services for us immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control. The acceleration of a stock award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Compellent. We believe that the terms of the plan are consistent with industry practice.

Our Named Executive Officers do not have individual agreements or arrangements that provide for additional or accelerated cash compensation upon a change-in-control of Compellent as of the date of this proxy statement. The Committee has engaged Compensia to assess our compensation practices in this area and may adopt agreements with additional or accelerated cash or additional equity acceleration upon a change-in-control of Compellent with our Named Executive Officers in the future.

Tax and Accounting Considerations

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our President and Chief Executive Officer and our three other most highly compensated executive officers (other than our Chief Financial Officer) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” which includes the gain recognized by an executive upon the exercise of qualifying compensatory stock options.

We believe that the stock options that we have granted in the past to our executives have satisfied this exception under Section 162(m). While the Committee has not adopted a formal policy regarding the tax deductibility of the compensation paid to our executives, it intends to consider this deductibility issue under Section 162(m) as a factor in future compensation decisions.

We adopted Statement of Financial Accounting Standards No. 123R on January 1, 2006. SFAS No. 123R establishes the accounting treatment for stock-based awards exchanged for employee services. Generally, stock-based compensation cost is measured at grant date, based on an award’s “fair value,” and is recognized for financial reporting purposes as an expense over the requisite employee service period. The Committee has determined that, for the foreseeable future, the sole component of our long-term incentive compensation program will consist of stock options. Therefore, we will record this compensation expense in our financial statements on an ongoing basis according to SFAS No. 123R.

Summary Compensation Table

The following table shows for the years ended December 31, 2007 and 2006, compensation awarded to or paid to, or earned by, our Named Executive Officers.

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal		Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)

Mr. Philip E. Soran	2007	$290,000	$67,520	$3,542	$67,480	—	$428,542
Chairman, President and Chief Executive Officer	2006	275,000	—	2,656	84,000	—	361,656
Mr. John R. Judd	2007	189,000	30,220	56,707	34,780	$17,100 (5)	327,807
Chief Financial Officer(4)	2006	93,462	—	9,563	37,500	—	140,525
Mr. John P. Guider	2007	265,000	29,600	3,542	55,400	—	353,542
Chief Operating Officer	2006	250,000	—	2,656	67,000	—	319,656
Mr. Lawrence E. Aszmann	2007	230,000	17,720	3,542	34,780	—	286,042
Chief Technology Officer and Secretary	2006	220,000	—	2,656	34,000	—	256,656
Mr. Dennis R. Johnson	2007	200,000	19,600	7,936	85,400	3,800 (5)	316,736
Executive Vice President	2006	200,000	—	5,136	185,493 (6)	—	390,629

(1)	Represents discretionary bonus amounts paid in excess of the corporate targets to such individuals pursuant to our 2007 Incentive Plan, which is discussed in greater detail in “Compensation Discussion and Analysis.”

(2)	The dollar amounts in this column represent the compensation cost for the indicated year of stock option awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to the indicated year. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our Named Executive Officers during 2007 or 2006. For additional information regarding the assumptions used in the calculation of these amounts, please refer to Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2008. See the “Grants of Plan-Based Awards Table for 2007” for information on awards made in 2007. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our Named Executive Officers.

(3)	Represents cash incentive payments for the achievement of financial objectives and a portion of the corporate objectives under our 2007 Incentive Plan, which is discussed in greater detail in “Compensation Discussion and Analysis.”

(4)	Mr. Judd joined us as our Chief Financial Officer in June 2006.

(5)	Represents amount paid as a “gross up” for tax liabilities incurred by such Named Executive Officer with respect to holding our stock pursuant to the exercise of a stock option award.

(6)	Represents $155,493 earned by Mr. Johnson during 2006 under our sales commission plan and $30,000 related to the achievement of certain corporate objectives under our 2006 Incentive Plan.

Grants of Plan-Based Awards Table For 2007

The following table shows certain information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2007:

					All Other Option
					Awards: Number			Grant
					of Securities		Exercise or Base	Date Fair
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Underlying		Price of Option	Value of Option
	Grant	Approval	Threshold	Target	Options		Awards	Awards
Name	Date	Date	($)(1)	($)(1)	(#)		($/Sh)(2)	($)

Mr. Soran	N/A	N/A	$1,700	$85,000	—		—	—
Mr. Judd	N/A	N/A	900	45,000	—		—	—
	03/28/07	03/07/07	—	—	90,000	(3)	$1.25	$35,714	(4)
	05/30/07	05/30/07	—	—	20,000	(5)	9.68	112,000	(6)
Mr. Guider	N/A	N/A	1,400	70,000	—		—	—
Mr. Aszmann	N/A	N/A	900	45,000	—		—	—
Mr. Johnson	N/A	N/A	2,000	100,000	—		—	—
	03/28/07	03/07/07	—	—	20,000	(7)	1.25	7,936	(4)

(1)	These columns set forth the threshold and target annual cash incentive payments for 2007 under our 2007 Incentive Plan for each of our Named Executive Officers. The actual cash incentive payment earned for 2007 for each of our Named Executive Officers is set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by our Named Executive Officers for 2007. There was no maximum cash incentive payment under our 2007 Incentive Plan. For more information regarding our 2007 Incentive Plan and the cash incentive payments made to our Named Executive Officers in 2007, please see “Compensation Discussion and Analysis.”

(2)	The stock options were granted with an exercise price that was not less than the fair market value of the shares of our common stock as determined in good faith by the Board of Directors on the date of grant as our common stock was not publicly traded on the date of grant.

(3)	Represents a stock option granted pursuant to Compellent’s 2002 Stock Option Plan. The shares subject to this option vest over a four year period, with 1/4th of the shares subject to such stock option vesting on June 26, 2007, and 1/48th of the shares subject to such stock option vesting on a monthly basis thereafter. Vesting is contingent upon continued service.

(4)	These amounts represent the incremental fair value computed as of the modification date in accordance with SFAS No. 123R. These stock options were granted March 2007 in connection with the repurchase of the same number of shares acquired by each of the Named Executive Officers pursuant to the exercise of stock options in a prior fiscal year. Please see “Certain Transactions with Related Persons — Stock Repurchases, Stock Option Grants and Bonuses” for more information with respect to these grants. For financial reporting purposes, these options were treated as a modification of the grants issued in a prior fiscal year. For additional information with respect to the financial reporting of the grants, please refer to Note 6 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2008.

(5)	Represents a stock option granted pursuant to Compellent’s 2002 Stock Option Plan. The shares subject to this option vest over a four year period, with 1/4th of the shares subject to such stock option vesting on May 30, 2008, and 1/48th of the shares subject to such stock option vesting on a monthly basis thereafter. Vesting is contingent upon continued service.

(6)	This amount represents the full grant date fair value of stock options granted to Mr. Judd. The full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. See Note 2 of the “Summary Compensation Table” for a discussion on the fair value calculations related to stock options in this table.

(7)	Represents a stock option granted pursuant to Compellent’s 2002 Stock Option Plan. The shares subject to this option vest over a ten-month period, with 1/10th of the shares subject to such stock option vesting on April 16, 2007 and the remaining shares vesting in equal amounts on a monthly basis thereafter. Vesting is contingent upon continued service.

Outstanding Equity Awards Table At December 31, 2007

The following table shows certain information regarding outstanding equity awards at December 31, 2007 held by our Named Executive Officers.

	Option Awards					Stock Awards
								Market
	Number of		Number of			Number of		Value of
	Securities		Securities			Shares or		Shares or
	Underlying		Underlying			Units of		Units of
	Unexercised		Unexercised			Stock That		Stock That
	Options		Options	Option	Option	Have Not		Have Not
	(#)		(#)	Exercise Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(2)

Mr. Soran	—		—	—	—	80,557	(1)	$969,101
Mr. Judd	—		—	—	—	56,251	(3)	676,700
	20,000	(4)	—	$9.68	5/29/2017	—		—
Mr. Guider	133,333	(5)	—	$0.30	5/2/2016	—		—
Mr. Aszmann	133,333	(5)	—	$0.30	5/2/2016	—		—
Mr. Johnson	—		—	—	—	2,000	(6)	24,060
	—		—	—	—	2,000	(7)	24,060

(1)	Represents 80,557 shares acquired pursuant to the early exercise of a stock option to purchase 133,333 shares of our common stock that are subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates, which lapsed as to 1/4th of the exercised shares on May 3, 2007, and as to 1/48th of the exercised shares on a monthly basis thereafter. As of December 31, 2007, 52,776 of the shares were vested and the remaining 80,557 shares will vest monthly thereafter over the remainder of the vesting period. See “Options Exercised and Stock Vested Table in 2007” below for further information regarding the shares that vested in 2007.

(2)	The value of the shares that have not vested as of December 31, 2007 is based on the per share closing price of Compellent’s common stock on December 31, 2007 of $12.03 as reported by NYSE Arca.

(3)	Represents 56,251 shares acquired pursuant to the early exercise of a stock option to purchase 90,000 shares of our common stock that are subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates, which lapsed as to 1/4th of the exercised shares on June 26, 2007, and as to 1/48th of the exercised shares on a monthly basis thereafter. As of December 31, 2007, 33,749 of the shares were vested and the remaining 56,251 shares will vest monthly thereafter over the remainder of the vesting period. See “Options Exercised and Stock Vested Table in 2007” below for further information regarding the shares that vested in 2007.

(4)	The shares subject to this stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on May 30, 2008, and 1/48th of the shares subject to the stock option vesting monthly thereafter. Vesting is contingent upon continued service and the stock option may be exercised prior to vesting, subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates. As of December 31, 2007, none of the shares were vested, on

May 30, 2008 5,000 of the shares will vest and the remaining 15,000 shares will vest monthly thereafter over the remainder of the vesting period.

(5)	The shares subject to each stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on May 3, 2007, and 1/48th of the shares subject to the stock option vesting monthly thereafter. Vesting is contingent upon continued service and the stock option may be exercised prior to vesting, subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates. As of December 31, 2007, 52,776 of the shares were vested and the remaining 80,557 shares will vest monthly thereafter over the remainder of the vesting period.

(6)	Represents 2,000 unvested shares acquired pursuant to the early exercise of a stock option to purchase 20,000 shares of our common stock that are subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates, which lapsed as to 1/2 of the exercised shares on January 1, 2007, and as to 1/24th of the exercised shares on a monthly basis thereafter. As of December 31, 2007, 46,000 of the shares were vested and the remaining 2,000 shares vested on January 1, 2008. See “Options Exercised and Stock Vested Table in 2007” below for further information regarding the shares that vested in 2007.

(7)	Represents 2,000 unvested shares acquired pursuant to the early exercise of a stock option to purchase 48,000 shares of our common stock that are subject to our right of repurchase in the event the Named Executive Officer’s employment with us terminates, which lapsed as to 1/10th of the exercised shares on April 16, 2007 and as to 1/10th of the exercised shares on a monthly basis thereafter. As of December 31, 2007, 18,000 of the shares were vested and the remaining 2,000 shares vested on January 16, 2008. See “Options Exercised and Stock Vested Table in 2007” below for further information regarding the shares that vested in 2007.

Options Exercised and Stock Vested Table in 2007

Our Named Executive Officers did not exercise any vested stock options in 2007. The following table shows for the year ended December 31, 2007, certain information regarding the vesting of stock awards held by our Named Executive Officers:

	Stock Awards(1)
	Number of
	Shares	Value
	Acquired	Realized
	on Vesting	on Vesting
Name	(#)	($)(2)

Mr. Soran	52,776	$561,483
Mr. Judd	33,749	426,941
Mr. Guider	—	—
Mr. Aszmann	—	—
Mr. Johnson	18,000	224,400
	46,000	228,500

(1)	Represents shares acquired pursuant to the early exercise of unvested stock options that vested during 2007.

(2)	The value realized upon vesting was calculated by multiplying the number of shares that vested on each respective vesting date by the fair market value or closing price of our common stock on each such vesting date as determined in good faith by our Board (prior to our initial public offering) or as reported by NYSE Arca (following our initial public offering), respectively.

Employment Agreements

We are party to the following employment agreements with our Named Executive Officers.

Philip E. Soran.  In August 2007, we amended and restated our employment agreement with Mr. Soran, our President and Chief Executive Officer. Mr. Soran’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Soran. For a period of six months after his termination of employment, Mr. Soran will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Soran’s employment agreement also entitles him to an annual allowance of $1,000 for a medical physical examination, to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Soran with certain severance benefits. See “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

John P. Guider.  In August 2007, we amended and restated our employment agreement with Mr. Guider, our Chief Operating Officer. Mr. Guider’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Guider. For a period of six months after his termination of employment, Mr. Guider will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Guider’s employment agreement also entitles him to an annual allowance of $1,000 for a medical physical examination, to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Guider with certain severance benefits. See “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Lawrence E. Aszmann.  In August 2007, we amended and restated our employment agreement with Mr. Aszmann, our Chief Technology Officer. Mr. Aszmann’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Aszmann. For a period of six months after his termination of employment, Mr. Aszmann will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Aszmann’s employment agreement also entitles him to an annual allowance of $1,000 for a medical physical examination, to participate in our cash incentive program and to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Aszmann with certain severance benefits. See “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Dennis R. Johnson.  In August 2007, we entered into an employment agreement with Mr. Johnson, our Executive Vice President, which was amended in February 2008 pursuant to a Letter Agreement. Mr. Johnson’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Johnson. For a period of 12 months after his termination of employment, Mr. Johnson will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Johnson’s employment agreement also provides that Mr. Johnson is eligible to participate in Compellent’s general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provided Mr. Johnson with certain severance benefits; however, Compellent terminated Mr. Johnson’s severance benefits in February 2008 pursuant to the Letter Agreement. See “Executive Compensation — Potential Payments upon Termination or Change-in-Control” below.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits

Philip E. Soran, John P. Guider, Lawrence E. Aszmann

Compellent’s employment agreements with Messrs. Aszmann, Guider and Soran provide that if we terminate such Named Executive Officer’s employment without cause, and other than as a result of death or disability, or such Named Executive Officer resigns for good reason, the Named Executive Officer is entitled to receive a lump sum payment equal to six months of base salary and payments for six months of continued health insurance coverage, subject to the Named Executive Officer’s execution of a binding release of claims. For purposes of these Named

Executive Officers’ employment agreements, any such Named Executive Officer will be terminated automatically, and such termination will be considered for cause, in the event:

•	he is convicted of a felony;

•	gross negligence or willful misconduct by any such Named Executive Officer which is reasonably determined by our Board to be injurious to our business or interests;

•	willful violation of specific and lawful directions of our Board by any such Named Executive Officer persisting for a period of five days after notice is given of such willful violation;

•	excessive absenteeism by any such Named Executive Officer persisting for a period of 30 days after our Board has given notice of such absenteeism; a material failure to perform or observe the provisions of any such Named Executive Officer’s employment agreement persisting for a period of 30 days after notice is given of such failure to perform or observe; and

•	any act of fraud by any such Named Executive Officer with respect to any aspect of our business where such act is reasonably determined by our Board to be injurious to our business.

For purposes of these Named Executive Officers’ employment agreements, any such Named Executive Officer will be deemed to have been terminated for good reason if following the occurrence of any of the following events, the Named Executive Officer provides written notice of the event within 30 days, we fail to reasonably cure such event within 30 days thereafter and the Named Executive Officer’s resignation is effective not later than 30 days after such cure period:

•	a permanent material reduction or diminution in any such Named Executive Officer’s job responsibilities or duties;

•	a material reduction in any such Named Executive Officer’s base salary, provided that a general reduction of the base salary of all executives shall not constitute good reason; and

•	any such Named Executive Officer’s relocation on a permanent basis to an office that is more than 75 miles from the Minneapolis/St. Paul, Minnesota metropolitan area, unless such relocation does not materially increase the Named Executive Officer’s commute.

Upon termination of employment, each Named Executive Officer has agreed not to compete with us for six months following such termination under the terms and conditions of the respective employment agreement.

Dennis R. Johnson.  Mr. Johnson’s employment agreement with us, prior to entering into a letter agreement in February 2008, provided that if we terminated his employment agreement without cause, and other than as a result of death or disability, or he resigned for good reason, he was entitled to receive continued payment of his base salary then in effect for 12 months following the date of such termination, a pro rata payment for any earned but unpaid bonus and payment for accrued vacation, subject to his execution of a binding release of claims. The provisions of Mr. Johnson’s employment agreement, with respect to termination without cause and resignation for good reason, matched those of Messrs. Soran, Guider and Aszmann; provided, however, that if Mr. Soran ceased to be Compellent’s Chief Executive Officer and Mr. Johnson terminated his employment within six months thereof, his resignation would be considered for good reason. We mutually terminated the severance arrangements under our employment agreement with Mr. Johnson in February 2008 pursuant to a letter agreement, when he informed us that he intended to retire in June 2008. The other provisions of this agreement relating to restrictions on competition and the solicitation of employees remain in full force and effect. Certain of Mr. Johnson’s equity award agreements also provide that in the event Mr. Johnson is terminated without cause, the vesting of such equity awards will be accelerated such that 75% of the aggregate number of stock awards shall immediately vest, if not previously vested in full. As of December 31, 2007, Mr. Johnson was vested as to at least 75% of the shares subject to such equity awards.

Change-in-Control

We do not currently have individual agreements or arrangements with any of our Named Executive Officers that provide for additional or accelerated cash compensation upon a change-in-control of Compellent. Our Named Executive Officers may receive accelerated vesting upon a change-in-control of Compellent with respect to equity awards under our 2002 Stock Option Plan and our 2007 Equity Incentive Plan.

For equity awards under our 2002 Stock Option Plan, we have entered into individual equity award agreements with each of our Named Executive Officers that provide for the immediate vesting of 75% of the aggregate number of shares subject to the equity awards for the Named Executive Officers then providing service for us, if not previously vested in full, upon a change-in-control of Compellent.

In the event of a corporate transaction or a change-in-control, outstanding stock awards under our 2007 Equity Incentive Plan held by our employees, consultant or directors, including our Named Executive Officers, may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then under our 2007 Equity Incentive Plan (a) any stock awards that are held by individuals performing services for us immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control. As of December 31, 2007, none of our Named Executive Officers held an equity award under our 2007 Equity Incentive Plan.

Potential Payments Upon Termination or Change-in-Control.  The following table illustrates the potential payments to our Named Executive Officers in connection with their respective termination without good cause or resignation for good reason, and, with respect to Mr. Johnson, his resignation within six months of a change in the Chief Executive Officer of Compellent, and upon a change-in-control, as if such termination, resignation or change-in-control occurred as of December 31, 2007:

	Potential Payments in Connection With:
				Resignation
		Termination		within
		without Cause or		Six Months		Change
		Resignation for		of CEO		in Control
Name	Type of Benefit	Good Reason ($)		Change ($)		($)(1)

Mr. Soran	Salary	$145,000	(2)	—		—
	Benefits	6,325	(3)	—		—
	Equity Award Acceleration	—		—		$568,093

	Total	151,325		—		568,093
Mr. Judd	Equity Award Acceleration	—		—		441,275

	Total	—		—		441,275
Mr. Guider	Salary	132,500	(2)	—		—
	Benefits	1,870	(3)	—		—
	Equity Award Acceleration	—		—		553,926

	Total	134,370		—		553,926
Mr. Aszmann	Salary	115,000	(2)	—		—
	Benefits	6,325	(3)	—		—
	Equity Award Acceleration	—		—		553,926

	Total	121,325		—		553,926
Mr. Johnson	Salary	200,000	(4)	$200,000	(4)	—
	Earned Bonus	96,000	(5)	96,000	(5)	—
	Equity Award Acceleration	—		—		—

	Total	296,000		296,000		—

(1)	The dollar values in this column represent the amount of the benefit each of our Named Executive Officers would have received from the acceleration of up to 75% of the aggregate number of shares of such Named Executive Officer’s outstanding equity awards under our 2002 Stock Option Plan, as if such event occurred as of December 31, 2007. For outstanding stock options, the benefit amount of the accelerated portion of such stock option award was calculated by multiplying the accelerated portion of such stock option award by the difference between the closing price of Compellent common stock on December 31, 2007 ($12.03) as reported by NYSE Arca and the exercise price of the option. For outstanding stock awards (or shares acquired pursuant to the early exercise of a stock option award), the benefit amount of the accelerated portion of such stock award was calculated by multiplying the accelerated portion of the stock award by the closing price of Compellent common stock on December 31, 2007 ($12.03) as reported by NYSE Arca.

(2)	Represents six months of base salary.

(3)	Represents six months of healthcare benefits.

(4)	Represents 12 months of base salary.

(5)	Represents earned but unpaid bonus.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.

Mr. Charles Beeler (Chair)
Mr. R. David Spreng
Mr. Sven A. Wehrwein

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007:

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon	Weighted Average		Issuance Under Equity
	Exercise of	Exercise-Price of		Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders	1,217,424	$3.16	(1)	5,137,700	(2)
Equity compensation plans not approved by security holders	—	—		—

Total	1,217,424	$3.16	(1)	5,137,700	(2)

(1)	Represents the weighted average exercise price of outstanding stock options only.

(2)	Of these shares, 1,000,000 shares remained available for the grant of future rights under our 2007 Employee Stock Purchase Plan as of December 31, 2007. Under our 2007 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2008 by:

•	each director and nominee for director;

•	each of our Named Executive Officers;

•	all of our executive officers and directors of Compellent as a group; and

•	all those known by us to be beneficial owners of more than 5% of our common stock.

Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota, 55344.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

5% Stockholders
Entities Affiliated with El Dorado Ventures(2)	5,064,613	16.6%
Entities Affiliated with Crescendo Ventures(3)	5,064,611	16.6
Cargill Incorporated(4)	2,590,413	8.5
Entities Affiliated with Centennial Ventures(5)	2,440,393	8.0
Affinity Ventures III, L.P.(6)	1,566,503	5.1
Directors and Named Executive Officers
Charles Beeler(7)	5,069,634	16.6
Neel Sarkar(8)	2,445,414	8.0
David Spreng(9)	5,069,632	16.6
Sven A. Wehrwein(10)	11,021		*
Lawrence E. Aszmann(11)	1,337,702	4.4
John P. Guider(12)	1,338,455	4.4
Dennis R. Johnson(13)	168,422		*
John R. Judd(14)	114,896		*
Philip E. Soran(15)	1,328,772	4.3

All executive officers and directors as a group (10 persons)(16)	17,030,371	54.9%

*	Less than one percent.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,604,450 shares outstanding on April 1, 2008, adjusted as required by rules promulgated by the SEC. Includes shares of common stock subject to a right of repurchase within 60 days of April 1, 2008 and shares issuable pursuant to stock options exercisable within 60 days of April 1, 2008.

(2)	Consists of 4,914,716 shares held by El Dorado Ventures VI, L.P. and 149,897 shares held by El Dorado Technology ’01, L.P. Mr. Beeler, a member of our Board, is a General Partner of El Dorado Ventures, the sponsor of these entities and is deemed to have shared voting and investment power of the shares held by El Dorado Ventures and its affiliated entities; however, Mr. Beeler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of El Dorado Ventures is 2440 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)	Consists of 4,601,422 shares held by Crescendo Ventures IV, L.P., 276,901 shares held by Crescendo IV AG & Co. Beteiligungs KG, 128,728 shares held by Crescendo IV Entrepreneurs Fund, L.P. and 57,560 shares held by Crescendo IV Entrepreneurs Fund A, L.P. Mr. Spreng, a member of our Board, is a Managing General Partner of Crescendo Ventures, the sponsor of these entities and is deemed to have shared voting and investment power of the shares held by Crescendo

Ventures and its affiliated entities; however, Mr. Spreng disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Crescendo Ventures is 480 Cowper Street, Suite 300, Palo Alto, CA 94301.

(4)	The address of Cargill Incorporated is 15407 McGinty Road West, Wayzata, Minnesota 55391.

(5)	Consists of 2,405,514 shares held by Centennial Ventures VII, L.P. and 34,879 shares held by Centennial Entrepreneurs Fund VII, L.P. Centennial Holding VII, LLC is the general partner of these entities. Mr. Sarkar, a member of our Board, is a Managing Director of Centennial Ventures, an affiliate of Centennial Holding VII, LLC and is deemed to have shared voting and investment power of the shares held by Centennial Ventures and its affiliated entities; however, Mr. Sarkar disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Centennial Ventures is 1428 Fifteenth Street, Denver, CO 80202.

(6)	The address of Affinity Ventures III, L.P. is 901 Marquette Avenue Suite 1810, Minneapolis, Minnesota 55424.

(7)	Consists of (a) the shares described in Note (2) above, which Mr. Beeler disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein and (b) stock options for 5,021 shares of our common stock exercisable within 60 days of April 1, 2008.

(8)	Consists of (a) the shares described in Note (5) above, which Mr. Sarkar disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein and (b) stock options for 5,021 shares of our common stock exercisable within 60 days of April 1, 2008.

(9)	Consists of (a) the shares described in Note (3) above, which Mr. Spreng disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein and (b) stock options for 5,021 shares of our common stock exercisable within 60 days of April 1, 2008.

(10)	Includes stock options for 5,021 shares of our common stock exercisable within 60 days of April 1, 2008.

(11)	Includes stock options for 137,702 shares of our common stock exercisable within 60 days of April 1, 2008.

(12)	Consists of (a) 600,000 shares of common stock held by Mr. Guider, (b) 600,000 shares held by the Guider 2007 Grantor Retained Annuity Trust, of which Mr. Guider is trustee, and (c) stock options for 138,455 shares of our common stock exercisable within 60 days of April 1, 2008.

(13)	Includes stock options for 422 shares of common stock exercisable within 60 days of April 1, 2008.

(14)	Includes stock options for 24,896 shares of common stock exercisable within 60 days of April 1, 2008 and 46,877 shares of common stock subject to our right of repurchase in the event Mr. Judd’s employment with us terminates 60 days from April 1, 2008.

(15)	Consists of (a) 706,533 shares of common stock held by Mr. Soran, of which 66,669 shares are subject to our right of repurchase in the event Mr. Soran’s employment with us terminates 60 days from April 1, 2008, (b) 480,000 shares of common stock held by the Soran 2007 Grantor Retained Annuity Trust of which Mr. Soran is trustee, (c) 123,200 shares of common stock held by Mr. Soran’s immediate family members over which Mr. Soran is deemed to have beneficial ownership, (d) 10,000 shares of common stock held by The Alysa M. Soran 2007 Irrevocable Trust, of which Mr. Soran is trustee and (e) options to purchase 9,039 shares of common stock exercisable within 60 days of April 1, 2008.

(16)	Includes 12,569,617 shares held by entities affiliated with certain of our directors and 4,434,670 shares beneficially owned by our executive officers, of which (a) stock options for 388,785 shares of common stock are exercisable within 60 days of April 1, 2008, and (b) 137,505 shares of which are subject to our right of repurchase in the event such executive officers’ employment with us terminates 60 days from April 1, 2008.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to Compellent’s Code of Business Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. All of the transactions described below were entered into prior to the adoption of our Code of Business Conduct and Ethics and were approved by our Board.

Certain Related-Person Transactions

Third Amended and Restated Investor Rights Agreement

Compellent and the prior holders of our preferred stock, including entities with which certain of our directors are affiliated, have entered into an investor rights agreement pursuant to which these stockholders are entitled to certain rights with respect to the registration of their shares. As of December 31, 2007, the holders of 18,939,164 shares of our common stock were entitled to such rights.

Stock Repurchases, Stock Option Grants and Bonuses

In March 2007, we repurchased from John R. Judd, our Chief Financial Officer, an aggregate of 90,000 shares of unvested common stock at $1.25 per share for an aggregate consideration of $112,500, which was held by Mr. Judd pursuant to the early exercise of a stock option. On March 28, 2007, we issued to Mr. Judd a stock option to purchase an aggregate of 90,000 shares of unvested stock with an exercise price of $1.25 per share. We also paid a bonus to Mr. Judd of an aggregate of $17,100 for the tax liability incurred by him with respect to holding exercised stock from July 2006 to March 2007.

In April 2007, we repurchased from Dennis R. Johnson, our Executive Vice President, an aggregate of 20,000 shares of unvested common stock at $1.25 per share for an aggregate consideration of $25,000, which was held by Mr. Johnson pursuant to the early exercise of a stock option. On March 28, 2007, we issued to Mr. Johnson a stock option to purchase an aggregate of 20,000 shares of common stock with an exercise price of $1.25 per share. We also paid a bonus to Mr. Johnson of an aggregate of $3,800 for the tax liability incurred by him with respect to holding exercised stock from April 2006 to March 2007.

Employment Agreements

We have entered into employment agreements with our certain of our executive officers. See “Executive Compensation — Employment Agreements.”

Stock Option and Stock Award Grants to Executive Officers and Directors

We have granted stock options to our executive officers and our non-employee directors and a stock award to one current member of our Board. See “Executive Compensation” and “Information Regarding Our Board of Directors and Corporate Governance-Director Compensation.”

Indemnification Agreements with Executive Officers and Directors

We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our certificate of incorporation and our bylaws indemnify each of our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Compellent stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Compellent Technologies, Inc., Corporate Secretary, 7625 Smetana Lane, Eden Prairie, Minnesota 55344 or contact the Corporate Secretary at (877) 715-3300. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lawrence E. Aszmann
Secretary

April 22, 2008

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, is being furnished to stockholders concurrently herewith. A stockholder may submit a written request for an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2007 to: Secretary, Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344.

COMPELLENT TECHNOLOGIES, INC. 7625 SMETANA LANE EDEN PRAIRIE, MN 55344
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and promptly return it in the postagepaid envelope we have provided or return it to Compellent Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Compellent Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CMPTC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPELLENT TECHNOLOGIES, INC. 2008 ANNUAL MEETING PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE "FOR" PROPOSAL 2.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s)’s on the line below.
1.	To elect two directors to hold office until the 2011 Annual Meeting of Stockholders Nominees: 01) Philip E. Soran 02) Sven A. Wehrwein

	For	Against	Abstain

2.
To ratify the selection of Grant Thornton LLP as Compellent’s independent registered public accounting firm for the year ending December 31, 2008, as described in the accompanying proxy statement.

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the 2008 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.
	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all the nominees listed in Proposal 1 and Proposal 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No

Please indicate if you plan to attend the 2008 Annual Meeting.	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMPELLENT TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2008 ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2008
The stockholder(s) hereby appoint(s) Philip E. Soran and John R. Judd, or either of them, as proxies and as attorneys-in-fact, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Compellent Technologies, Inc. that the stockholder(s) is/are entitled to vote at the 2008 Annual Meeting of Stockholders to be held at 3:30 p.m., Central Time on May 20, 2008, at Faegre & Benson, LLP, 2200 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402, and any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2008 Annual Meeting.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE